EXHIBIT 99.1

Rand Capital Achieves Second Consecutive Year of Record Net Asset Value in 2014

  Net asset value per share at year-end was $5.11 per share, up 17% over the prior year
  Record exit of $10.1 million realized from sale of portfolio company in fourth quarter
  Invested $350,000 in two new companies in the quarter and made $610,000 of follow-on investments
  Solid balance sheet for growth: Cash for additional investments at year-end was $13.2 million, or $2.09 per share

BUFFALO, N.Y., March 10, 2015 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company that makes venture capital investments in companies with emerging product, service or technology concepts, announced its fourth quarter and year-end results for 2014.

Fourth Quarter and Full Year 2014 Financial Highlights

  Achieved $5.11 net asset value (NAV) per share at year-end
    Increased $0.64 per share, or 14%, over Q3 2014
    Up $0.73 per share, or 17%, over year-end 2013
  Attained record annual net increase in net assets from operations of $4.5 million, or $0.72 per share, for 2014
  Invested $960,000 in the quarter and $6.3 million for the year
  Realized gains of $8.3 million during the fourth quarter, driven by a record portfolio exit
  Investment portfolio fair value increased $1.96 million in 2014 to $30.3 million
  $13.2 million in cash at year-end, a new record; provides measurable future investment capacity

Allen F. ("Pete") Grum, President and Chief Executive Officer of Rand Capital, commented, "Our strong fourth quarter performance contributed to record results for the year. Our portfolio companies executed well, and we benefitted from the exit of a major portfolio equity investment. We recorded $10.1 million in proceeds for this divestiture. Importantly, we ended the year with a substantial level of cash that we can direct toward future investments."

Portfolio and Investment Activity

At year-end, Rand's portfolio consisted of 29 businesses valued at $30.3 million, with Gemcor II, LLC being the largest and most profitable investment valued at $9.9 million. Gemcor designs, engineers and manufactures aircraft assembly solutions for the global aerospace industry. Products include automated fastening and riveting machines.

Total investments in the portfolio at fair value was comprised of approximately 50% in manufacturing, 19% in software, 10% in healthcare and 21% in a diverse group of other industry categories.

The portfolio included approximately 20% in debt investments and 80% in equity investments.

During the quarter ended December 31, 2014, Rand made new investments of $960,000. This included $350,000 in two new portfolio companies and $610,000 in four existing portfolio companies. During the period, Rand had $10.1 million in exit proceeds from the sale of a portfolio company to a strategic acquirer.  New portfolio companies in the fourth quarter included:

  OnCore Golf Technology, Inc.: A designer and marketer of the first USGA conforming, patented, hollow-metal core golf ball. The proprietary alloy used in the hollow-metal core, combined with ultra-high performance polymer composite blends in the mantle layer, shifts the ball's weight to the perimeter, which increases the moment of inertia and results in reduced sidespin. Rand acquired 80,000 Series AA Preferred shares of OnCore for $200,000.
  BeetNPath, LLC: A frozen food manufacturer that produces entrees made from 100% steel cut oats. The products are currently being marketed through a leading grocer in the Upstate NY and other Northeast and Mid-Atlantic markets. Rand invested $150,000 in a convertible note.

Also in 2014, Rand added five other new companies to its portfolio: Crashmob, LLC (Statisfy.co), CrowdBouncer, LLC, Empire Genomics, LLC, Kinex Pharmaceuticals, Inc., and Teleservices Holdings Solutions, LLC. Rand divested three companies in the year, including the record fourth quarter exit. Further information on Rand's portfolio companies can be found at www.randcapital.com

Liquidity and Capital Resources

Rand's primary objective for growth is focused on increasing net asset value through capital appreciation. As a result, the investment portfolio is not structured to provide yield in the form of dividends or interest payments. The average age of investments in Rand's portfolio is greater than four years, indicating an opportunity for exits and incremental capital for future investments.

Cash on hand at year-end was a record $13.2 million. This combined with expected investment income provides sufficient capital to invest in new opportunities to continue to grow the portfolio while covering operating cash flows.

In 2014, the Corporation repurchased 83,000 of its common shares at an average price of $3.09, a discount of approximately 40% from its net asset value at year-end. The shares repurchased in 2014 were acquired primarily during the fourth quarter. Rand can repurchase up to an additional 465,504 shares under its current authorization through October 2015.

Strategy and Outlook

Mr. Grum concluded, "This is an exciting time for Rand Capital. We have had great success with our SBIC investments generating an average compounded gross return of approximately 20% over the last decade, and we believe we have effectively reinvested our gains in the right opportunities to continue expanding our assets. Our portfolio companies are executing well. As a result, we expect to accelerate our rate of investment and continue to build net asset value. Given the improving economic conditions in the U.S., the quality of our current portfolio companies and the pipeline of investment opportunities before us, we expect to continue to demonstrate our capabilities to create value for our investors."

ABOUT RAND CAPITAL

Rand Capital (Nasdaq:RAND) provides investors the ability to participate in venture capital opportunities through an investment in the Company's stock. Rand is a Business Development Company (BDC), and its wholly-owned subsidiary is licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand focuses its investments in early or expansion stage companies with strong leadership that are bringing to market new or unique products, technologies or services that have a high potential for growth. Additional information can be found at the Company's website where it regularly posts information: www.randcapital.com.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Corporation to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the valuation of the Corporation's portfolio, the timing and opportunity for investments or divestitures as well as conditions affecting the portfolio companies' markets, competitor responses, and market acceptance of their products and services and other factors disclosed in the Corporation's periodic reports filed with the Securities and Exchange Commission.  Consequently, such forward looking statements should be regarded as the Corporation's current plans, estimates and beliefs. The Corporation assumes no obligation to update the forward-looking information contained in this release.

FINANCIAL TABLES FOLLOW.

Rand Capital Corporation and Subsidiary
Consolidated Statements of Operations

	For the Year Ended December 31,
	2014	2013
Investment income:
Interest from portfolio companies:
Control investments	$112,218	$154,695
Affiliate investments	481,649	491,339
Non-Control/Non-Affiliate investments	195,681	147,037
Total interest from portfolio companies	789,548	793,071
Interest from other investments:
Non-Control/Non-Affiliate investments	14,288	10,932
Total interest from other investments	14,288	10,932
Dividend and other investment income:
Control investments	1,549,185	1,482,202
Affiliate investments	198,723	124,761
Non-Control/Non-Affiliate investments	2,531	16,670
Total dividend and other investment income	1,750,439	1,623,633
Fee income:
Control investments	12,000	14,000
Affiliate investments	8,866	4,400
Non-Control/Non-Affiliate investments	9,334	5,000
Total fee income	30,200	23,400
Total investment income	2,584,475	2,451,036
Operating expenses:
Salaries	590,675	541,500
Bonus and profit sharing	936,344	967,244
Employee benefits	169,808	233,967
Directors' fees	112,500	101,250
Professional fees	164,740	126,612
Stockholders and office operating	133,505	135,483
Insurance	35,709	34,304
Corporate development	64,490	80,338
Other operating	19,116	14,977
	2,226,887	2,235,675
Interest on SBA obligations	266,099	188,231
Bad debt expense (recovery)	6,311	(64,654)
Total expenses	2,499,297	2,359,252
Investment gain before income taxes	85,178	91,784
Income tax expense (benefit)	63,343	(62,694)
Net investment gain	21,835	154,478
Net realized gain (loss) on investments:
Affiliate investments	(617,619)	(1,063,698)
Non-Control/Non-Affiliate investments	7,855,556	8,097,878
Realized gain on sales and dispositions, net, before income tax expense	7,237,937	7,034,180
Income tax expense	2,470,453	2,659,826
Net realized gain on sales and disposition of investments	4,767,484	4,374,354
Net (decrease) increase in unrealized appreciation on investments:
Control investments	5,336	19,178
Affiliate investments	(270,020)	972,991
Non-Control/Non-Affiliate investments	(97,160)	(3,826,153)
Change in unrealized appreciation before income taxes	(361,844)	(2,833,984)
Deferred income tax (benefit)	(114,006)	(1,178,509)
Net decrease in unrealized appreciation	(247,838)	(1,655,475)
Net realized and unrealized gain on investments	4,519,646	2,718,879
Net increase in net assets from operations	$4,541,481	$2,873,357
Weighted average shares outstanding	6,391,175	6,513,385
Basic and diluted net increase in net assets from operations per share	$0.71	$0.44

Rand Capital Corporation and Subsidiary
Top Five Portfolio Companies at December 31, 2014
Company	Industry	Fair Value	% of Total Assets
Gemcor II, LLC	Manufacturing – Aerospace Machinery	$9,922,800	22%
Rheonix, Inc.	Health Care – Testing Devices	$2,235,999	5%
Microcision LLC	Manufacturing – Medical Products	$1,891,964	4%
Carolina Skiff LLC	Consumer Products – Boats	$1,710,000	4%
Chequed.com, Inc.	Software	$1,633,222	3%
TOTAL			38%

Rand Capital Corporation and Subsidiary
Consolidated Statements of Financial Position

	December 31,
	2014	2013
ASSETS
Investments at fair value:
Control investments (cost of $1,347,300 and $1,640,156, respectively)	$10,022,300	$10,309,819
Affiliate investments (cost of $15,188,935 and $12,844,406, respectively)	14,617,378	12,542,869
Non-affiliate investments (cost of $5,677,241 and $5,410,248, respectively)	5,665,698	5,495,865
Total investments, at fair value (cost of $22,213,476 and $19,894,810, respectively)	30,305,376	28,348,553
Cash	13,230,717	9,764,810
Interest receivable (net of allowance: 2014: $128,311 and 2013: $122,000)	165,094	58,093
Other assets	1,824,800	1,578,914
Total assets
	$45,525,987	$39,750,370

LIABILITIES AND STOCKHOLDERS' EQUITY (NET ASSETS)
Liabilities:
Debentures guaranteed by the SBA	$8,000,000	$7,000,000
Income tax payable	2,065,795	1,223,427
Deferred tax liability	1,838,351	2,206,808
Profit sharing and bonus payable	953,490	887,244
Accounts payable and accrued expenses	290,646	337,095
Deferred revenue	24,264	26,464
Total liabilities	13,172,546	11,681,038
Commitments and contingencies

Stockholders' equity (net assets):
Common stock, $.10 par; shares authorized 10,000,000; shares issued 6,863,034; shares outstanding of 6,328,538 as of 12/31/14 and	686,304	686,304
6,411,918 as of 12/31/13
Capital in excess of par value	10,581,789	10,581,789
Accumulated net investment (loss)	(867,482)	(889,317)
Undistributed net realized gain on investments	18,290,374	13,522,890
Net unrealized appreciation on investments	5,109,947	5,357,785
Treasury stock, at cost; 534,496 shares as of 12/31/14 and 451,116 shares as of 12/31/13	(1,447,491)	(1,190,119)

Total stockholders' equity (net assets) (per share 2014: $5.11 and 2013: $4.38)	32,353,441	28,069,332

Total liabilities and stockholders' equity	$45,525,987	$39,750,370
CONTACT: Company:
         Allen F. ("Pete") Grum
         President and CEO
         Phone: 716.853.0802
         Email: pgrum@randcapital.com

         Investors:
         Deborah K. Pawlowski
         Kei Advisors LLC
         Phone: 716.843.3908
         Email: dpawlowski@keiadvisors.com